Exhibit 99.1

August 22, 2011

Encision Announces Leadership Change

Boulder, Colorado, August 22, 2011 — Encision Inc. (Pink Sheets: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, today announced a change in the Company’s leadership.  Encision has appointed Fred Perner as its new President and Chief Executive Officer, effective September 19, 2011.  Perner succeeds Jack Serino, who is stepping down to pursue other interests.

Perner, age 57, has over 30 years in healthcare, including sales and marketing experience in electrosurgery and endoscopy technologies that are pertinent to Encision. He comes to Encision from the Association of periOperative Registered Nurses (“AORN”), a professional association representing 40,000 perioperative nurses. During the past three years, Perner served as AORN’s Vice President, Segments and Business Development. Previously, he served as Global Education Leader and Solution Leader at GE Healthcare, a division of General Electric Company, from 2006 to 2008.  From 2000 to 2006, he served as Senior Vice President and Chief Compliance Officer with HealthStream, Inc. (Nasdaq: HSTM), a leading provider of learning and research solutions for the healthcare industry. And, for twelve years, he served in progressive sales and marketing roles at Zimmer, Inc.  He holds B.S. and M.B.A. degrees from Indiana University and a law degree from the University of Denver.

Roger C. Odell, Encision’s Chairman, stated, “Fred Perner has a long track record of success in the acute healthcare industry. Our board believes that he has the experience and leadership skills to lead our Company and expand the adoption and use of Encision’s innovative Active Electrode Monitoring (“AEM”) laparoscopic instruments by healthcare professionals.”

“This is an exciting time to join Encision,” noted Perner. “Surgeons, nurses, risk managers and healthcare administrators are becoming increasingly aware of the risks posed by stray electrosurgical burns to patients that can occur during laparoscopic surgery. Encision’s patented AEM® laparoscopic instrument technology is the only commercially available solution that effectively addresses this serious patient risk.  I’m looking forward to working with the team to build on past successes and create value for shareholders and customers.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM laparoscopic instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com